Exhibit 99.1

Span-America Reports Higher Net Income for the Second Quarter of Fiscal 2008

GREENVILLE, S.C.--(BUSINESS WIRE)--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported a 17% increase in net income to a record $1.4 million, or $0.48 per diluted share, for the second quarter ended March 29, 2008, compared with $1.2 million, or $0.42 per diluted share, for the second quarter of fiscal 2007.

“Span-America’s net income improved in the second fiscal quarter and benefited from higher medical sales, a more profitable product mix, improved manufacturing efficiencies and lower research and development costs,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Total sales for the quarter were $15.8 million, down 4% from the second quarter of last year due to lower sales of consumer products. Medical sales reached a new quarterly record, increasing 6% to $11.5 million compared with the second quarter of last year. The majority of our medical sales growth was from our core therapeutic support surface products that rose 7% to $8.9 million and accounted for 77% of second quarter’s medical revenues.”

Second Quarter Results

Second quarter sales for fiscal 2008 were $15.8 million compared with $16.4 million in the second quarter of last year. The 4% decline in sales was due to lower volume in consumer product lines that are part of the custom products segment, partially offset by record sales performance in the medical segment and higher sales of industrial product lines.

Medical segment sales rose 6% to $11.5 million compared with $10.8 million in last year’s second quarter. The medical segment benefited from higher demand for the Company’s PressureGuard® products. Product line leaders included the PressureGuard® Easy Air® low-air-loss support surface and the PressureGuard APM® alternating pressure support surface. Sales of therapeutic support surfaces were up 7% to $8.9 million and increased to 77% of our total medical sales in the second quarter of fiscal 2008 compared with 75% in the second quarter last year.

Sales of the PressureGuard CFT® therapeutic surface, which includes private label products manufactured for Hill-Rom, declined during the second quarter due to lower sales to Hill-Rom, our largest medical customer. Sales to Hill-Rom in the second quarter of fiscal 2008 were down 23% to $2.1 million compared with $2.7 million in the second quarter last year. However, that decline was offset by sales increases in other PressureGuard product lines. As we reported in November 2007, our supply agreement with Hill-Rom will expire on May 4, 2008. We expect to continue providing private label products to Hill-Rom after the expiration date on an order-by-order basis.

Among other medical product lines, sales of seating products were down 9%, overlays and positioners each declined by 5%, and sales of Selan® skin care products were off by 4%. These declines seem to reflect a general weakness in the market rather than a specific trend.

Sales in the custom products segment declined 23% in the second quarter to $4.3 million compared with $5.6 million in the second quarter last year due to lower consumer sales that were down 28% to $3.4 million compared with $4.7 million in the year-ago quarter. Industrial sales, which are also part of the custom products segment, rose 5% to $938,000 compared with $897,000 in the second quarter last year due to higher volume with new and existing customers.

Consumer sales were affected by lower orders from several national retail customers for traditional style foam overlay product lines. The reduced volume was related to financial difficulties at one customer and the sale of a significant portion of another customer’s business. Last year’s second quarter also included pipeline-fill orders for a new program with one of our retail customers. Sales to our largest consumer customer, Wal-Mart, were down 10% in the second quarter of fiscal 2008 primarily because of their inventory reduction efforts that started in December 2007 and continued through January 2008. Sales to Wal-Mart in February and March returned to their pre-inventory adjustment levels, but lower volume in January during the inventory adjustment period contributed to the quarterly sales decrease.

Second quarter gross profit rose 7% to $5.5 million compared with $5.2 million in the second quarter last year. Gross margin increased to 35.2% of sales in the second quarter of fiscal 2008 from 31.6% in last year’s second quarter. “Our gross margin improved in the latest quarter due to the higher mix of medical sales, improved direct labor efficiencies and reduced manufacturing overhead expenses,” continued Mr. Ferguson.

R&D costs for the second quarter declined 22% to $162,000 due to the completion of a product development project in the medical segment that was ongoing in the second quarter last year. Administrative expenses increased 16% to $888,000 during the second quarter because of higher property and casualty insurance expense and a reduction in the cash value of life insurance related to recent stock market declines. Total operating income for the second quarter increased 8% to $2.1 million compared with $2.0 million in last year’s second quarter.

Non-operating income declined due to lower investment income and an increase in interest expense. The decline was due primarily to a $5.00 per share special cash dividend that was paid in June 2007. To fund the $13.9 million special dividend, we liquidated our short-term investments and borrowed $5.7 million in long-term debt, which in turn reduced our investment income and increased interest expense. During the first two quarters of fiscal 2008, we reduced long-term debt by $1.2 million with cash flow from operations. At the end of the quarter, we had $2.5 million remaining in long-term debt.

Income from continuing operations for the second quarter rose 5% to $1.4 million, or $0.49 per diluted share, compared with $1.3 million, or $0.47 per diluted share, in the second quarter last year.

Net income reached a new record in the second quarter, increasing by 17% to $1.4 million, or $0.48 per diluted share, compared with $1.2 million, or $0.42 per diluted share, in the same period last year. Net income for the second quarter this year included a $27,000 loss from the discontinued safety catheter segment compared with a loss of $155,000 in the same period last year.

Year-to-Date Results

For the first half of fiscal 2008, total sales declined 1% to $29.4 million compared with $29.9 million in the first half last year. The sales decline was due to lower volume in the custom products segment, partially offset by growth in the medical products segment.

Sales in the medical segment rose 3% in the first two quarters of fiscal 2008 to $21.0 million compared with $20.4 million in the same period last year. The first-half growth in medical sales benefited from a 5% increase in sales of therapeutic support surfaces, our largest medical product line. Sales in the custom products segment were down 11% to $8.4 million for the year to date in fiscal 2008 compared with $9.4 million in the first half of fiscal 2007.

Income from continuing operations declined 3% in the first half of fiscal 2008 to $2.47 million, or $0.86 per diluted share, compared with $2.55 million, or $0.91 per diluted share, in the same period last year. The decline was caused mainly by the 1% sales decline and a swing in net non-operating income from income in the first half of fiscal 2007 to expense in the first half of fiscal 2008.

Net income for the first half of this fiscal year increased 10% to $2.4 million compared with $2.2 million in the same period last year. Diluted earnings per share rose 8% to $0.84 compared with $0.78 for last year to date.

Outlook for Fiscal 2008

“Our outlook for the remainder of fiscal 2008 is positive,” commented Mr. Ferguson. “Our core medical business is solid, and assuming little further slowing in the overall retail environment, we expect sales in our custom products segment to rise modestly from last year due to the contribution from our fusion mattress pad sold to Wal-Mart and other national retailers.

“The contract with Hill-Rom expires midway through our third fiscal quarter. At this time, it is too early to forecast the effect on future sales; however, we remain focused on developing new customer relationships and introducing new, innovative medical products to build long-term shareholder value,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) the pending expiration of our existing manufacturing agreement with Hill-Rom, which is our largest customer in the medical segment, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	March 29,	March 31,		March 29,	March 31,
	2008	2007		2008	2007
		(Note)	% Chg		(Note)	% Chg

Net sales	$15,770,320	$16,420,667	-4%	$29,434,527	$29,853,144	-1%
Cost of goods sold	10,226,057	11,233,007	-9%	19,243,309	19,887,138	-3%
Gross profit	5,544,263	5,187,660	7%	10,191,218	9,966,006	2%
	35.2%	31.6%		34.6%	33.4%

Selling and marketing expenses	2,359,290	2,242,734	5%	4,353,403	4,336,957	0%
Research and development expenses	162,461	209,563	-22%	355,283	352,573	1%
General and administrative expenses	888,129	767,912	16%	1,710,386	1,521,848	12%
	3,409,880	3,220,209	6%	6,419,072	6,211,378	3%

Operating income	2,134,383	1,967,451	8%	3,772,146	3,754,628	0%
	13.5%	12.0%		12.8%	12.6%

Non-operating income (expense):
Investment income and other	25,083	83,487	-70%	44,525	172,629	-74%
Interest expense	(30,970)	-	n/a	(80,406)	-	n/a
Net non-operating income (expense)	(5,887)	83,487	-107%	(35,881)	172,629	-121%

Income from continuing operations before income taxes	2,128,496	2,050,938	4%	3,736,265	3,927,257	-5%
Income taxes on continuing operations	724,000	715,000	1%	1,270,000	1,372,000	-7%
Income from continuing operations	1,404,496	1,335,938	5%	2,466,265	2,555,257	-3%
	8.9%	8.1%		8.4%	8.6%

(Loss) from discontinued operations, net of income taxes	(27,088)	(155,363)	83%	(43,966)	(354,181)	88%

Net income	$1,377,408	$1,180,575	17%	$2,422,299	$2,201,076	10%

Income from continuing operations per common share:
Basic	$0.51	$0.50	2%	$0.89	$0.95	-7%
Diluted	0.49	0.47	4%	0.86	0.91	-6%

(Loss) from discontinued operations per common share:
Basic	$(0.01)	$(0.06)	83%	$(0.02)	$(0.13)	88%
Diluted	(0.01)	(0.05)	83%	(0.02)	(0.13)	88%

Net income per common share:
Basic	$0.50	$0.44	13%	$0.87	$0.82	6%
Diluted	0.48	0.42	15%	0.84	0.78	8%

Dividends per common share	$0.08	$0.08	0%	$0.16	$0.14	14%

Weighted average shares outstanding:
Basic	2,776,130	2,698,372	3%	2,775,116	2,682,800	3%
Diluted	2,867,896	2,830,116	1%	2,882,306	2,816,249	2%

Supplemental Data
Depreciation expense included in continuing operations	$154,960	$158,402	-2%	$304,813	$302,992	1%
Amortization expense included in continuing operations	18,401	17,427	6%	35,396	35,089	1%

Note: Amounts for the three and six months ended March 31, 2007 have been reclassified to show the safety catheter segment as a discontinued operation.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	March 29,	Sept. 29,
	2008	2007
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$335,593	$808,864
Accounts receivable, net of allowances	7,916,345	7,195,288
Inventories	3,531,804	3,997,585
Deferred income taxes	997,000	997,000
Prepaid expenses	397,064	97,395
Total current assets	13,177,806	13,096,132

Property and equipment, net	6,550,570	6,536,842
Goodwill	1,924,131	1,924,131
Other assets	2,474,697	2,411,803
	$24,127,204	$23,968,908

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,516,695	$2,146,138
Accrued and sundry liabilities	2,679,432	3,503,436
Total current liabilities	5,196,127	5,649,574

Long-term debt	2,500,000	3,700,000
Deferred income taxes	38,000	38,000
Deferred compensation	773,561	793,667
Total liabilities	8,507,688	10,181,241

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,780,601 (March 29, 2008) and 2,775,444 (Sept. 29, 2007)	1,556,936	1,724,225
Additional paid-in capital	550,600	528,945
Retained earnings	13,511,980	11,534,497
Total shareholders' equity	15,619,516	13,787,667

	$24,127,204	$23,968,908

Note: The Balance Sheet at September 29, 2007 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer